Exhibit 5.1

March 30, 2010

Kandi Technologies, Corp.
Jinhua City Industrial Zone
Jinhua, Zhejiang Province
People’s Republic of China
Post Code 321016

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-3/A (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of 6,897,708 shares (the “Shares”) of Common Stock, par value $0.001 per share, of Kandi Technologies, Corp., a Delaware corporation.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation, as amended, and Bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. For the purposes of this opinion letter, we have assumed that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures on each such document are genuine.  In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion set forth below is limited to the law of the State of Delaware.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and are validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP
K&L Gates LLP